Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is effective as of this 21st day of March, 2008 (the “Effective Date”), by and among Joseph A. Falsetti (the “Executive”), Dana Holdings, LLC (together with its owners, members, managers, affiliates, subsidiaries, successors and assigns, “Dana”), Prentice Capital Management, LP (together with its owners, members, managers, affiliates, subsidiaries, successors and assigns, “Prentice”), and Ascendia Brands, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), concerning the termination of the Executive’s employment with the Company. Terms used in this Agreement but not specifically defined herein shall have the same meaning as in the Employment Agreement (defined below).WHEREAS, the Company and the Executive entered into an Employment Agreement dated February 12, 2007 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive desire to set forth the terms of the Executive’s termination of employment, severance benefits, and other matters related thereto.

NOW, THEREFORE, in consideration of the foregoing premises, of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive, Dana, the Company and Prentice (each, a “Party” and collectively, the “Parties”) agree as follows:

1.    Resignation. The Executive resigns from his employment as an officer and service as a director of the Company, and any other service to the Company or any of its subsidiaries or affiliates, effective immediately upon the Effective Date. The Company confirms that it and its affiliates accept such resignations at this time. In connection with his resignation as Executive Chairman and a director of the Company, the Executive represents that he has no disagreement with the Company as to the Company’s operations, policies or practices.

2.         Severance Payment or Benefits. Beginning on the Release Effective Date (as defined in Exhibit A), the Company shall provide the following severance benefits to the Executive:

(a)       Payment of a total of $875,000 in cash, payable periodically and ratably on the same schedule as the Company’s payroll cycle for executive management (but no less frequently than monthly) for 18 months commencing with the first payroll period immediately following the Release Effective Date (the “Severance Period”);

(b)       Payment of the cost of premiums of the Executive’s COBRA continuation coverage until the earlier of (i) the end of the Severance Period and (ii) the date the Executive becomes eligible to enroll in medical benefits coverage provided by a new employer. The Executive will remain eligible for COBRA continuation coverage after the Severance Period consistent with applicable law;

(c)       Reimbursement for reasonable business and fringe benefit expenses incurred by him prior to the Effective Date in accordance with the Company policy in effect on the Effective Date; however, the Executive shall not be entitled to reimbursement for fringe benefit expenses incurred after the Effective Date and any other perquisites; and

(d)       Payment to the Executive’s attorneys, promptly upon receipt of an invoice and reasonable supporting documentation, for legal fees and expenses of up to $50,000 incurred by the Executive in connection with his arrangements at the Company.

(e)       In the event that any payment hereunder is not made promptly when due, it shall bear interest at the rate of 10% per annum, compounded daily, until paid.

No additional compensation, incentive payments, perquisites or benefits are due to the Executive from the Company on any basis whatsoever. For the avoidance of doubt:

(i)  Neither Prentice nor the Company will seek to recoup any amounts paid up to the Effective Date, including the $750,000 “Value Creation Bonus” awarded pursuant to Section 3(c) of the Employment Agreement; and

(ii) All stock options and other equity-based compensation held by the Executive as of the Effective Date and granted under the Employment Agreement or during the term thereof, including, without limitation, the Option granted pursuant to Section 3(d) of the Employment Agreement, will terminate and be forfeited immediately upon the Effective Date.

3.         Mutual Release. At the time this Agreement is executed, the Parties shall execute a mutual waiver and release of all claims, substantially in the form attached hereto as Exhibit A (the “Release”). The payments and benefits provided under Section 2 are subject to the Executive’s not revoking the Release prior to the Release Effective Date.

4.         Restrictive Covenants. In consideration for the payments and benefits provided under Section 2 and other mutual promises contained herein:

(a)	Premises. The Executive acknowledges and agrees that:

(i)        He has been employed by the Company as its Executive Chairman and, prior to holding that position, its President and Chief Executive Officer and has been a member of the Company’s Board of Directors and, in his capacities as Executive Chairman, President and Chief Executive Officer, was entrusted with and has had access to the unique, confidential and secret proprietary business information and trade secrets, including but not limited to the Company’s business priorities and strategic plans, information about customer relationships and the Company’s personnel, financial and marketing information (including but not limited to information about costs, prices, profitability and sales information not available outside the Company), secret and confidential plans for and information about new products or existing products, and initiatives to address the Company’s competition;

(ii)       The Company and its subsidiaries, affiliates and divisions will suffer substantial and irreparable damage which will not be compensable through money damages if the Executive should enter into a Competitive Business (as hereinafter defined), or if the Executive should divulge secret and confidential information of the Company acquired by the Executive in the course of his employment with the Company and service on its Board of Directors; and

(iii)      The provisions of this Agreement are reasonable and necessary for the protection of Trade Secret (as hereinafter defined) information and the business of the Company and its subsidiaries, affiliates, divisions and/or parent companies, and the stability of their workforces.

(b)       Trade Secrets and Confidentiality. The Executive agrees that he will not, at any time, so long as the pertinent information remains as a Trade Secret, directly or indirectly, use, divulge, disclose or disseminate to or on behalf of any other person, organization or entity, or on his own behalf, or otherwise employ any Trade Secrets of the Company, its subsidiaries, affiliates, divisions or parent companies, without the Company’s advance and express written consent, other than as required by law, court order or the like; provided, however, unless prohibited by law, the Executive will provide the Company with prior notice of the contemplated disclosure and reasonably cooperate with the Company at the Company’s expense in seeking a protective order or other appropriate protection of such information.

(c)       Non-Competition and Non-Solicitation of Employees. Between the date hereof and the first anniversary of the Effective Date, the Executive shall not, directly or indirectly, (i) render Competitive Services (as hereinafter defined) to any Competitive Business; (ii) enter into the employ of or render any services, in any executive, managerial, sales, financial, consulting or strategic planning capacity, to any Competitive Business; (iii) engage in any Competitive Business of the Executive’s own; (iv) solicit, induce, recruit, entice or cause anyone, or assist any other person, firm, business, entity or corporation in soliciting, inducing, recruiting, enticing or causing anyone, to leave the employ of the Company, its subsidiaries, affiliates or divisions, or (v) hire or employ any person employed by the Company, its subsidiaries, affiliates or divisions as of the Effective Date, on behalf of himself or any other person, firm, business, entity or corporation; provided, however, that the provisions of subparagraphs (iv) and (v) do not apply to those persons last employed by the Company in clerical or secretarial positions or to those persons who have ceased to be employed by the Company and its subsidiaries and affiliates more than six months before the occurrence of any activity otherwise prohibited by subparagraphs (iv) or (v).

(d)       Definitions. As used in this Agreement, (i) ”Competitive Services” means any and all services of the type that the Executive provided to or on behalf of the Company during the last twenty-four (24) months of his employment with the Company, or services that would reasonably be expected to relate to or make use of any of the Company’s Trade Secret information; (ii) ”Competitive Products” means any product that is substantially similar to, is the functional equivalent of, or is intended to compete with, replace, or displace any product or line of products developed, produced, manufactured, marketed, branded or sold by the Company or its subsidiaries or affiliates during the Executive’s last twenty-four (24) months of employment with the Company, or which were planned or developed in whole or in part by the Company or its subsidiaries or affiliates, and of which the Executive was aware, during such period; (iii) ”Trade Secrets” include all information defined as trade secrets to the fullest extent permitted by applicable law; and (iv) ”Competitive Business” means any person, firm, business, entity or corporation that manufactures or offers for sale, or has plans or intentions to manufacturer or offer for sale, Competitive Products in the United States and Canada.

(e)       Reasonableness. The Executive hereby acknowledges and agrees that: (i) the restrictions provided in this Agreement are reasonable in time and scope in light of the necessity of the protection of the Trade Secrets and business of the Company; (ii) his ability to work and earn a living will not be unreasonably restrained by the application of these restrictions; and (iii) if a court concludes that any of the restrictions in this Agreement are overbroad or unenforceable for any reason, the court shall modify the relevant provision to the least extent necessary and then enforce it as modified.

(f)        Injunctive and Other Relief; Separability of Remedy. The Executive recognizes and agrees that should he fail to comply with the restrictions set forth herein, which restrictions are vital to the protection of the Company’s Trade Secret information and its business, the Company will suffer irreparable injury and harm for which there is no adequate remedy at law. Therefore, the Executive agrees that in the event of the breach or threatened breach by him of any of the terms and conditions of this Section 4, the Company shall be entitled to preliminary injunctive relief against the Executive and any other relief as may be awarded by a court having jurisdiction of the dispute. In the event of a material breach of the provisions of Sections 4, 6, 8 or 10 or the release referenced in Section 3(a) hereof by the Executive, the Company shall further have the right to cease making any payments, or providing other benefits or consideration, under Section 2 to the Executive. Each of these rights and remedies enumerated in this Section 4 shall be independent of each other, and shall be severally enforced, and such rights and remedies shall be in addition to, and not in lieu of, any other rights or remedies available to the Company in law or in equity.

5.         Setoff. No payments or benefits payable to or with respect to the Executive pursuant to this Agreement shall be reduced by any amount the Executive may earn or receive from employment with another employer or from any other source, except as expressly provided in Section 2.

6.         Return of Company Property. Other than the home computer, home printer and personal blackberry provided to the Executive by the Company (the “Home Office Equipment”), the Executive acknowledges that he has a duty to return to the Company all Company property and information in any form (whether, paper, electronic media or otherwise), and not retain copies of any such property or information (excluding, however, information relating solely to the Executive’s own employment, compensation, benefits and obligations; his personal rolodex (or equivalent); and the like). By signing below, the Executive represents that by or within five business days after the Effective Date, and subject to the exceptions noted, he will have delivered to the Company all of the Company property and information that is in the Executive’s possession or control, and that the Executive will not retain any copies thereof. With respect to the Home Office Equipment, (i) the Executive agrees that, promptly after the execution of this Agreement, he will return the Home Office Equipment to the Company, (ii) the Company will delete any Trade Secret and confidential information of the Company and de-install software licensed to the Company on any such Home Office Equipment, and (iii) the Company will then promptly return the Home Office Equipment to the Executive.

7.         D&O Insurance. A directors’ and officers’ liability insurance policy (or policies) shall be kept in place through the sixth anniversary of January 15, 2008, providing coverage to the Executive that is no less favorable to him in any respect (including, without limitation, with respect to scope, exclusions, amounts and deductibles) than the coverage then being provided to any other current or former officer or director of the Company or any of its affiliates. Nothing in this Agreement or elsewhere shall reduce or otherwise adversely affect any rights that the Executive may have to contribution, indemnification, or advancement of expenses (including, without limitation, advancement of attorney’s fees). In addition, the Executive shall be entitled to indemnification and advancement of expenses (including, without limitation, advancement of attorney’s fees) to the maximum extent permitted by the Company’s Articles of Incorporation and By-Laws.

8.         Non-Disparagement. The Executive and Dana and its members agree not to make (or cause to be made) any adverse or disparaging comments about the Company or Prentice or any of their affiliates, or any of their respective officers, directors or employees which may tend to impugn or injure their reputation, goodwill and relationships with their past, present and future customers, employees, vendors and with the business community generally. None of (a) any partner at Prentice or (b) the Company’s Board of Directors or (c) the Company’s executive officers will make (or cause to be made) any adverse or disparaging comments about the Executive which may tend to impugn or injure his reputation and relationships with past, present and future employers or in the business community generally. The Parties agree and understand that nothing in this Section 8 is intended to prohibit, limit or prevent the applicable persons from providing truthful testimony in a court of law, to a regulatory or law enforcement agency or pursuant to a properly issued subpoena, and such testimony would not be deemed to be a violation of this Section 8.

9.         Public Announcements. The Executive shall be given a reasonable opportunity to review and comment on any press release, regulatory filing or other public statement that is made by Prentice or the Company or its affiliates and that relates to this Agreement or to the Executive’s employment with, or services for, the Company and its affiliates, or to the termination thereof.

10.       Cooperation. Between the date hereof and the first anniversary of the Effective Date, the Executive shall, upon reasonable notice and request, advise and assist the Company in preparing such operational, financial or other reports or filings as the Company may reasonably request, and in responding to inquiries concerning the operations, finances and business of the Company and shall otherwise cooperate with the Company and its affiliates as the Company shall reasonably request on reasonable notice. The Executive also agrees to cooperate with the Company at the Company’s reasonable request and sole expense in prosecuting or defending against any litigation, complaints or claims against or involving the Company or any of its subsidiaries, affiliates, divisions or parent companies at any time in the future, including but not limited to providing truthful information to the Company or truthful testimony in appropriate circumstances. The Company shall pay the Executive’s reasonable travel costs and expenses (including, where appropriate, reasonable attorney’s fees) in the event it requires the Executive’s assistance under this Section 10.

11.       Waiver of Any Re-Employment Right. The Executive waives all interest in and right to reinstatement or re-employment with the Company and any of its affiliates and agrees that any application for re-employment may be rejected without explanation or liability pursuant to this provision.

12.	Miscellaneous.

(a)       Binding Effect. This Agreement shall be binding upon each of the Parties and upon their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of each Party and to their respective heirs, administrators, representatives, executors, successors and assigns. No rights or obligations of Prentice or the Company under this Agreement may be assigned or transferred by Prentice or the Company, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which Prentice or the Company (as applicable) is not the continuing entity, or a sale or liquidation of all or substantially all of the business and assets of Prentice or the Company (as applicable), provided that the assignee or transferee is the successor to all or substantially all of the business and assets of Prentice or the Company (as applicable) and that such assignee or transferee assumes the liabilities, obligations and duties of Prentice or the Company (as applicable), as contained in this Agreement, either contractually or as a matter of law. In the event of any liquidation, or sale of business or assets, as described in the preceding sentence, Prentice or the Company (as applicable) shall use its best efforts to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of Prentice or the Company (as applicable) hereunder. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to any payment and benefit, which may be transferred only by will or operation of law, except as provided in Section 12(b) below.

(b)       Beneficiaries/References. The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any payment or benefit hereunder following the Executive’s death by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative, as applicable.

(c)       Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to applicable laws or regulations.

(d)       Applicable Law. This Agreement shall be construed in accordance with the laws of the State of New Jersey, without regard to the conflict of law provisions of any jurisdiction.

(e)       Scope of Agreement. This Agreement reflects the entire agreement between the Executive and the Company and, except as specifically provided herein, supersede all prior agreements and understandings, written or oral, relating to the subject matter hereof. To the extent that the terms of this Agreement (including Exhibit A to this Agreement) are to be determined under, or are to be subject to, the terms or provisions of any other document, this Agreement (including Exhibit A to this Agreement) shall be deemed to incorporate by reference such terms or provisions of such other documents.

(f)        Waiver of Breach. The waiver by either party to this Agreement of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by such party. Continuation of benefits hereunder by the Company following a breach by the Executive of any provision of this Agreement shall not preclude the Company from thereafter exercising any right that it may otherwise independently have to terminate said benefits based upon the same violation.

(g)       Amendment. This Agreement may not be modified or amended except by a writing signed by the parties to this Agreement.

(h)       Counterparts. This Agreement may be signed in multiple counterparts, each of which shall be deemed an original. Any executed counterpart returned by facsimile or PDF shall be deemed an original executed counterpart.

(i)        No Third Party Beneficiaries. Unless specifically provided herein, the provisions of this Agreement are for the sole benefit of the parties to this Agreement and are not intended to confer upon any person not a party to this Agreement any rights hereunder.

(j)        Terms and Construction. Each party has cooperated in the drafting and preparation of this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against either party.

(k)       Admissions. Nothing in this Agreement is intended to be, or will be deemed to be, an admission of liability by the Executive or the Company to each other, or an admission that they or any of their agents, affiliates, or employees have violated any state, federal or local statute, regulation or ordinance or any principle of common law of any jurisdiction, or that they have engaged in any wrongdoing towards each other.

(l)        Code Section 409A. It is intended that any amounts payable under this Agreement and the exercise of authority or discretion hereunder shall comply with Section 409A of the Internal Revenue Code of 1986, as amended (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”). To the extent any amount payable under this Agreement would trigger the additional tax imposed by Code Section 409A, this Agreement shall be modified to avoid such additional tax while preserving any affected payment or benefit to the extent reasonably practicable. If the Executive is a “specified employee” of the Company and its affiliates (as defined in Treasury Regulation Section 1.409A-1(i)), then the Executive shall be subject to a delay of six (6) months and one (1) day following the Effective Date to receive payments provided hereunder to the extent such amounts are subject to Code Section 409A.

Signature page is the next page.

Signature page to Separation Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties on the Effective Date.

PRENTICE CAPITAL MANAGEMENT, LP

/s/ Matthew Hoffman

By:	Matthew Hoffman
Its:	General Counsel

ASCENDIA BRANDS, INC.

/s/ Andrew Sheldrick

By:	Andrew Sheldrick
Its:	General Counsel

EXECUTIVE:

/s/ Joseph A. Falsetti

Joseph A. Falsetti

DANA HOLDINGS, LLC

/s/ Joseph A. Falsetti

By:	Joseph A. Falsetti
Its:	Manager

EXHIBIT A

MUTUAL RELEASE OF CLAIMS

THIS MUTUAL RELEASE OF CLAIMS (this “Release”) is entered into as of March 21, 2008, by and among Joseph A. Falsetti (“Executive”), Dana Holdings, LLC (together with its owners, members, managers, affiliates, subsidiaries, successors and assigns, “Dana”), Prentice Capital Management, LP (together with its owners, members, managers, affiliates, subsidiaries, successors and assigns, “Prentice”), and Ascendia Brands, Inc., a Delaware corporation (“Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Separation Agreement dated as of March 21, 2008, by and among the Company, Prentice, Dana and Executive (the “Separation Agreement”).

1.	Release by Executive.

(a)       Executive, on behalf of himself and his heirs, legal representatives, successors and assigns, and each of them, for good and valuable consideration as set forth in the Separation Agreement, does hereby unconditionally, knowingly and voluntarily release and forever discharge Prentice and the Company, and their respective present and former related companies, subsidiaries and affiliates, and all of their present and former executives, officers, directors, owners, shareholders, employees, agents and attorneys, including in their individual capacity, and each of its and their successors and assigns (hereinafter collectively the “Company Released Parties”), from any and all known or unknown claims, demands, actions or causes of action, liabilities, expenses and damages of any nature whatsoever, in law or in equity, asserted or not asserted, which Executive ever had or may presently have against the Company Released Parties that are based, in whole or in part, on facts, whether or not now known, existing on or prior to the Effective Date, including, without limitation, all matters that arise out of, or relate to, Executive’s employment with, or services for, the Company or any of its affiliates, or the terms and conditions thereof, or the termination of such employment or services; provided, however, that nothing contained in this Section 1 shall apply to, or release the Company Released Parties from, any rights and claims of Executive directly or indirectly arising from or under or related to (1) any incentive equity plans or agreements relating to shares, interests or other securities of the Company other than those specifically referenced in the Separation Agreement; (2) any obligation or commitment of Prentice or the Company arising under or preserved by the Separation Agreement; (3) the Consolidated Omnibus Budget Reconciliation Act (COBRA) of 1985; (4) any profit-sharing and/or retirement plans or benefits in which Executive has vested rights; or (5) any rights to assert any defenses in any action or proceeding.

(b)       Except as set forth above, the claims released by Executive include any and all claims under federal, state or local laws pertaining to employment, discrimination or pay, including, without limitation, any claims under: (1) the Americans with Disabilities Act; the Family and Medical Leave Act of 1992; Title VII of the Civil Rights Act of 1964; 42 U.S.C. Section 1981; the Older Workers Benefit Protection Act; the Age Discrimination in Employment Act of 1967, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Civil Rights Act of 1866, 1871, 1964, and 1991; the Rehabilitation Act of 1973; the Equal Pay Act of 1963; the Vietnam Veteran’s Readjustment Assistance Act of 1974; the Occupational Safety and Health Act; and the Immigration Reform and Control Act of 1986; and any and all

other federal, state or local laws, statutes, ordinances, or regulations pertaining to employment, discrimination or pay; (2) any state tort law theories under which an action could have been brought, including, but not limited to, claims of negligence, negligent supervision, training and retention or defamation; (3) any claims of alleged fraud and/or inducement, including alleged inducement to enter into this Release; (4) any and all other tort claims; (5) all claims for attorneys’ fees and costs; (6) all claims for physical, mental, emotional, and/or pecuniary injuries, losses and damages of every kind, including but not limited to earnings, punitive, liquidated and compensatory damages, and employee benefits; (7) any and all claims whatsoever arising under any of the Company Released Parties’ express or implied contract or under any federal, state, or local law, ordinance, or regulation, or the Constitution of New Jersey or of the United States; (8) any and all claims whatsoever against any of the Company Released Parties for wages, bonuses, benefits, fringe benefits, vacation pay, or other compensation or for any damages, fees, costs, or benefits; and (9) any and all claims whatsoever to reinstatement.

2.         Release by Dana. Dana, on behalf of itself and its members and any former or present related companies, affiliates or subsidiaries, does hereby unconditionally, knowingly and voluntarily release and forever discharge the Company Released Parties from any and all known or unknown claims, demands, actions or causes of action, liabilities, expenses and damages of any nature whatsoever, in law or in equity, asserted or not asserted, which Dana ever had or may presently have against the Company Released Parties that are based, in whole or in part, on facts, whether or not now known, existing on or prior to the Effective Date, including, without limitation, all matters that arise out of, or relate to, Dana’s equity interests in the Company or any of its affiliates or any transaction involving Dana and any of the Company Released Parties; provided, however, that nothing contained in this Section 2 shall apply to, or release the Company Released Parties from, any rights and claims of Dana directly or indirectly arising from or under or related to any obligation or commitment of the Company Released Parties under the Separation Agreement.

3.         Release by Prentice and Company. Prentice and the Company, each on behalf of itself and the applicable Company Released Parties, does hereby unconditionally, knowingly and voluntarily release and forever discharge Executive and Dana from any and all known or unknown claims, demands, actions or causes of action, liabilities, expenses and damages of any nature whatsoever, in law or in equity, asserted or not asserted, which the Company Released Parties ever had or may presently have against Executive or Dana that are based, in whole or in part, on facts, whether or not now known, existing on or prior to the Effective Date, including, without limitation, all matters that arise out of, or relate to, (i) Executive’s employment with, or services for, the Company or any of its affiliates, or the terms and conditions thereof, or the termination of such employment or services and (ii) Dana’s equity interests in the Company or any of its affiliates or any transaction involving the Company or Prentice and Dana; provided, however, that nothing contained in this Section 3 shall apply to, or release Executive or Dana from, any rights and claims of the Company Released Parties directly or indirectly arising from or under or related to any obligation or commitment of Executive or Dana under the Separation Agreement.

4.	Review and Revocation Period.

(a)       Executive acknowledges that he has been given the opportunity to review and consider this Release for twenty-one (21) days from the date he received a copy. If he elects to sign before the expiration of the twenty-one (21) days, Executive acknowledges that he will have chosen, of his own free will without any duress, to waive his right to the full twenty-one (21) day period.

(b)       Executive may revoke this Release after signing it by giving written notice to Ascendia Brands, Inc., 100 American Metro Boulevard, Suite 108, Hamilton, NJ 08619, Attention: General Counsel, within seven (7) days after signing it. This Release, provided it is not revoked, will be effective on the eighth (8th) day after execution (the “Release Effective Date”).

(c)       Executive acknowledges that he has been advised to consult with an attorney prior to signing this Release.

(d)       Executive is signing this Release knowingly, voluntarily and with full understanding of its terms and effects. Executive is signing this Release of his own free will without any duress, being fully informed and after due deliberation. Executive voluntarily accepts the consideration provided to him for the purpose of making full and final settlement of all claims referred to above. This Release shall be governed by and construed in accordance with the laws of the State of New Jersey.

Signature page is next page.

Signature page to Mutual Release.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Release as of the day and year first written above.

PRENTICE CAPITAL MANAGEMENT, LP

/s/ Matthew Hoffman

By:	Matthew Hoffman
Its:	General Counsel

ASCENDIA BRANDS, INC.

/s/ Andrew Sheldrick

By:	Andrew Sheldrick

Its: General Counsel

EXECUTIVE:

/s/ Joseph A. Falsetti

Joseph A. Falsetti

DANA HOLDINGS, LLC

/s/ Joseph A. Falsetti

By:	Joseph A. Falsetti
Its:	Manager